CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

AGM Update

May 9, 2005, New York, New York, CanArgo Energy Corporation (“CanArgo”) (OSE:CNR, AMEX:CNR), in conjunction with today’s Annual General Meeting of Stockholders, released an operations update.

In Georgia, current operations can be effectively divided into four areas, namely the horizontal under-balanced coiled tubing drilling program on the Ninotsminda and Samgori oilfields, the appraisal of the Manavi Cretaceous oil discovery, exploration in the Norio area, and a possible gas appraisal project.

With respect to the horizontal under-balanced coiled tubing drilling program currently being undertaken together with the service company Weatherford International (“Weatherford”), CanArgo recently met the senior management in Weatherford International to resolve the current technical problems on the project and ensure that the risk of future problems is limited. The meeting was extremely positive from both sides and all efforts are being focussed on making the next well a success.

To date work has been undertaken on two wells on the Ninotsminda Field. On the first well, N22H, due to mechanical problems with the equipment a horizontal section of only 150 metres (492 feet) of the planned 650 metre (2,132 feet) section was drilled. The well completed in the reduced horizontal section and in the build-up section close to the gas cap. On the second well, N100H2, some 65 metres (213 feet) of the build-up section was drilled successfully, but following the detachment of the bottom hole assembly in the hole, the well has been suspended. CanArgo’s operating company will try to recover the fish using its own equipment or prepare to sidetrack the well while the Weatherford equipment has been mobilised to the N49 well site.

The Ninotsminda N49H well will commence drilling around May 16 after the Weatherford crew have returned from their scheduled break. In this way, the well should be completed in one drilling session. The previous well, N100H2, has been suspended awaiting sidetrack operations, but because of the close proximity of this well to the surface location of N49H further work cannot be carried out until operations have been completed on N49H. Depending on when the N49H well is completed Weatherford will either finish the N100H2 well or the next well in the program, which will probably be N46H. It is planned that three horizontal wells will be drilled in the next two months.

As previously announced, the N22H well produced a significant amount of gas on test, but because of current problems with the export pipeline, this well is currently severely choked back due to constraints on flaring. However, having analysed the results of the well to date in conjunction with the field reservoir model, it is planned to pull the production liner and complete the well as originally intended. As previously announced, only some 23% of the planned horizontal section was achieved in the well, and as a result the objectives of the well have not been fully met thus resulting in a significant area of the reservoir not being drained.

CanArgo are now preparing for the N99 well, a new well to be drilled in the eastern part of the Ninotsminda Field as a directional well close to the N98 location. This well will test a previously undrained area of the field with the initial hole designed to be inclined through the reservoir. Subsequently it is planned to drill at least two horizontal wells from this wellbore. The N99 initial hole will be drilled by CanArgo and is expected to commence in July.

On Samgori, CanArgo’s partner Georgian Oil Samgori Limited (“GOSL”), a subsidiary of the Georgian State Oil Company Georgian Oil, have indicated that they may not be in a position to participate in the first horizontal wells to be drilled in the Samgori Field. CanArgo has previously been informed by the Georgian government that investment in oil and gas development and exploration activities is not a priority for the State budget. Under the terms of the agreement with GOSL, CanArgo may proceed with these activities on a sole-risk basis, retaining the Contractor’s entire share of production from such activities, and with GOSL being required to pay a 500% penalty to take back their interest. CanArgo has therefore issued sole-risk notices for the first two horizontal wells on Samgori, and if GOSL do not wish to participate CanArgo may proceed on a sole-risk basis, but is under no obligation to do so. The first Samgori horizontal well is planned for September.

On the Manavi Cretaceous appraisal program, the Saipem drilling rig is now on site and being erected. It is anticipated that drilling operations will commence on the Manavi M11Z sidetrack well at the end of this month. Baker Hughes have been contracted to provide the oil-based drilling mud system which should alleviate problems encountered with swelling clays. It is planned to sidetrack the well, continuing from the drilling carried out by CanArgo, through a sequence of highly over-pressured swelling clays to the top of the reservoir sequence at 4,155 metres (13,632 feet). At this point it is planned to run 5” casing and suspend the well. The well will then be drilled and tested through the reservoir using coiled tubing drilling which will allow full testing and evaluation of the already established productive oil zone in the M11 discovery well. The site for the next well (M12) is being prepared, and it is planned that this well will spud in July / August.

On Norio, the final documentation was signed on May 6 with Georgian Oil which gives CanArgo a 100% interest in the Norio Production Sharing Agreement (“PSA”). The PSA covers a large area which CanArgo believes has significant exploration potential, lying just to the north of the Samgori oilfield (which is reported to have produced over 180 million barrels of oil to date), and with established oil on the block, and productivity in the Middle Eocene reservoir. The MK72 exploration well (which is targeting a Samgori analogue) is currently at a depth of 4,520 metres ( 14,830 feet), having already encountered some 100 metres (328 feet) of oil bearing sandstones in the secondary objective. Data from a vertical seismic profile carried out in the wellbore indicates that a seismic event lies some 300 metres (963 feet) deeper, which may be the primary objective. Recently re-processed surface seismic data also indicates a large anticlinal event at approximately that depth. It is planned to re-commence drilling operations on the MK72 well in six weeks time, with a planned total depth of 5,100 metres (16,732 feet).

Planning work for the recently announced gas appraisal program is underway, following provisional agreement with the Georgian government on the purchase of up to 7 billion cubic metres (247 billion cubic feet) of gas. The first well, Kumisi #1, is planned to be drilled updip of the R16 well which discovered gas in the Cretaceous sequence. The Kumisi prospect is mapped as a large structure, potentially trapping a significant amount of gas. The well is planned to commence drilling in Q4 of this year, following conclusion of a gas purchase agreement in accordance with the commercial terms already discussed.

CanArgo also reported on progress in Kazakhstan, through its 45% holding in Tethys Petroleum Investments Limited (“Tethys”). Tethys holds a 70% interest in the Kazakh Limited Liability Partnership BN-Munai (“BNM”). BNM holds a 100% interest in the 1,667 square kilometre (411,749 acre) Akkulkovsky exploration contract area, in the North Ustyurt Basin of Kazakhstan, just to the west of the Aral Sea, and surrounding the Kyzyloy gas field licence. On May 5, 2005 the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan signed and registered the Production Contract for the Kyzyloy Field. This is a significant event, as it will allow BNM to proceed with the development of this field and tie-in to the nearby Bukhara-Urals gas trunk-line, with first gas planned from this shallow gas field (the reservoir is at approximately 450 metres (1,476 feet)) by the end of this year. It is reported that gas has been tested from wells on this field at rates of up to 325,000 cubic metres per day (11.5 million cubic feet per day), and currently there are up to six gas wells suspended for use as gas producers. Production from the Kyzyloy Field will make BNM one of the first domestic producers of dry gas in Kazakhstan.

On the surrounding Akkulkovsky exploration contract area, BNM plans to drill a number of shallow gas tests this summer on identified seismic anomalies (which are analogous to the Kyzyloy Field), for potential tie-in to the Kyzyloy development. BNM has also signed an agreement to acquire a 100% interest in the large (approximately 10,000 square kilometres (2,470,000 acre)) Greater Akkulkovsky area. Just to the south of this area, in Northern Uzbekistan, lie some reportedly large gas condensate fields in the deeper section, and although further work is required, significant exploration potential may exist in the Greater Akkulkovsky contract area. Tethys is currently in the process of raising equity capital for the development of its business in Kazakhstan and Central Asia.

Dr David Robson, Chairman, President and Chief Executive Officer of CanArgo commented: “We have had some problems with out under-balanced horizontal drilling program in Georgia, but following a constructive meeting with Weatherford’s senior management last week, we are hopeful of progress on this program which should generate some 10,000 barrels of oil production per day by its completion in 2006. However we believe that technically the potential benefits of under-balanced drilling in this reservoir have been demonstrated by the N22H well, and once the drilling problems have been sorted out we expect to be back on track. On Manavi we have now mobilised a more powerful drilling rig with an oil-based drilling mud system and we would hope to fully test this potentially very significant discovery sometime this summer. I am very pleased to have found a way forward on the exciting Norio exploration prospect and I look forward to the completion of the MK72 well, while progress on the gas appraisal program opens up very significant potential for the company. I am also pleased with the progression of our Kazakhstan assets. After a considerable amount of work Tethys has now secured government approval for the Kyzyloy gas development, and plans to move ahead with producing gas very soon, together with an exploration program which may add to this potential. Kazakhstan is fast becoming one of the world’s most significant oil and gas provinces, and our position in this, through Tethys, gives CanArgo access to another high potential area. I look forward to the coming year, to significantly increasing production through the development program and the appraisal of what we believe is a very significant oil discovery, to hopefully finding more oil and gas, and to a positive impact to the company from our interests in Kazakhstan. We are moving forward to developing CanArgo to become not only a major player in the Caucasus, but also in the prolific Caspian region.”

A full update on operations will be furnished at the Annual General Meeting to be held at 3:00 p.m. today at the American Stock Exchange, 86, Trinity Place, New York City, USA. The presentation will be available before the meeting commences on the Oslo Stock Exchange website and can be accessed on the following page;

http://www.newsweb.no/index.asp?symbol=CNR&melding_ID=107693

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY

Regina Jarstein
Gambit H&K AS
Tel: + 47 22 04 82 06

USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300